SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 3, 2026
DAVE & BUSTER’S ENTERTAINMENT, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35664	35-2382255
(State of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1221 S. Belt Line Rd., Suite 500 Coppell, Texas 75019
(Address of principal executive offices)
Registrant’s telephone number, including area code: (214) 357-9588
Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the reporting obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 of the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) Exchange Act
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock $0.01 par value	PLAY	NASDAQ Stock Market LLC
Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 5 -– Corporate Governance and Management

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Executive Officer Transition

On August 3, 2026, Tarun Lal informed the Board of Directors of the Company (the “Board”) of his decision to retire as Chief Executive Officer of the Company, effective August 3, 2026 (the “CEO Transition Date”) in order to spend more time with his family in India. Effective as of the CEO Transition Date, the Board appointed Darin Harper, the Company’s Chief Financial Officer, to succeed Mr. Lal as Chief Executive Officer and as a member of the Board. Mr. Lal will work closely with Mr. Harper on the transition and continue to serve as an advisor to the Company through January 31, 2028 or such earlier date as Mr. Lal and the Company may determine (such period, the “Consulting Period”).

Mr. Harper, age 52, joined Dave & Buster’s as Chief Financial Officer in June 2024 with nearly 30 years of finance experience in both the public and private sectors working in multi-unit consumer, retail, and entertainment brands. Most recently, he was CFO of World Choice Investments, LLC, a leading operator of family entertainment attractions. Mr. Harper was previously EVP, Chief Financial Officer for Main Event Entertainment, Inc. from March 2017 through its acquisition by Dave & Buster's in June 2022. Contemporaneously with this role, he also served as Group CFO for Main Event's parent company, Ardent Leisure (ASX: CEH), based in Sydney, Australia, from June 2018 through June 2022. Prior to Main Event, he was a senior financial executive at other consumer businesses after beginning his career with PricewaterhouseCoopers.

There are no transactions between the Company and Mr. Harper that would require disclosure under Item 404(a) of Regulation S-K. There are no family relationships between Mr. Harper and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer of the Company within the meaning of Item 401(d) of Regulation S-K. Further, there is no arrangement or understanding between Mr. Harper and any other persons pursuant to which Mr. Harper was selected as an officer and director.

Employment Agreement with Mr. Harper

In connection with his appointment, the Company and Mr. Harper have entered into an employment agreement (the “Harper Employment Agreement”) providing the following compensation terms: (i) an annualized base salary of $650,000 per year, (ii) an annual cash bonus with a target bonus of 100% of his annual salary (prorated for fiscal year 2026), (iii) eligibility to participate in the Dave & Buster’s Entertainment, Inc. 2025 Omnibus Incentive Plan (“LTIP”) with a target award equal to 115% of his base salary, and (iv) eligibility to participate in the Company’s employee benefit plans as in effect from time-to-time on the same basis as generally made available to other senior executives of the Company. Additionally, upon a termination for reasons other than a termination by Mr. Harper without “good reason” or by the Company for “cause” (as these terms are defined in the Harper Employment Agreement), subject to the execution of a release of claims and continued compliance with the restrictive covenants contained in the Harper Employment Agreement, Mr. Harper is entitled to (i) continued payment of his annual base salary for 24 months, (ii) any unpaid bonus for a completed calendar year based on actual performance, (iii) a pro-rata bonus for the year of termination based on actual performance and (iv) continued payment of medical premiums for 12 months.

Mr. Harper has also agreed to a non-competition and non-solicitation covenant that extends for up to two years following termination of employment.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the Harper Employment Agreement, a copy of which will be filed with the Company’s next Quarterly Report on Form 10-Q.

Offer Letter with Mr. Harper

In connection with his appointment, the Company and Mr. Harper have also entered into an offer letter (the “Harper Offer Letter”). The Harper Offer Letter provides for the same economic terms as the Harper Employment Agreement and also provides that the Company will award Mr. Harper a one-time equity grant with a total value of $6,500,000 within the first 30 days of his appointment (the date the grants are awarded hereafter referred to as the “Harper Grant Date”) in the form of three Dave & Buster’s equity awards:

(i)    a stock option grant with respect to shares valued at $2,250,000 (the precise number of options to be granted will be calculated by dividing $2,250,000 by the Grant Price on the Grant Date), with an exercise price equal to the Grant Date closing price (the “Grant Price”), which stock options will become earned in full on the first date occurring when the 60-day trailing VWAP of the Company’s stock is equal to or greater than the Grant Price multiplied by 2 (stock options that become earned, the "2X Earned Options"). This achievement must occur within three years of the Harper Grant Date. Thereafter, 100% of the 2X Earned Options will vest ratably over three years;

(ii)    a time-based restricted stock unit grant with respect to shares valued at $2,000,000 (based on the Grant Price), vesting ratably in equal annual installments over three years; and

(iii)    a performance stock unit award with a grant-date value of $2,250,000, based on the Grant Price. The award will be divided into three equal tranches, with each tranche eligible to vest independently based on the Company achieving Same Store Sales (“SSS”) growth of at least 2% during the applicable performance period: (a) one-third based on SSS growth during the second half of fiscal year 2026 (the third and fourth fiscal quarters), (b) one-third based on SSS growth during fiscal year 2027 and (c) one-third based on SSS growth during fiscal year 2028. Achievement for each performance period will be measured independently.

In each case, the grants are subject to Mr. Harper’s continued employment through the applicable vesting date and to the terms and conditions set forth in the applicable equity plan and award agreement.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the Harper Offer Letter, a copy of which will be filed with the Company’s next Quarterly Report on Form 10-Q.

Separation and Consulting Agreement with Mr. Lal

In connection with his retirement, the Company and Mr. Lal have entered into a separation and consulting agreement (the “Lal Separation and Consulting Agreement”). Pursuant to the Lal Separation and Consulting Agreement, Mr. Lal will receive (i) a consulting fee of $85,833.33 per month during the Consulting Period for providing such transition services as reasonably requested by Mr. Harper and the Board, and (ii) a lump sum payment of $6,000 to cover anticipated out-of-pocket medical expenses Mr. Lal will incur in connection with his annual checkup.

Additionally, subject to Mr. Lal’s execution and non-revocation of a release of claims and compliance with his continuing obligations (including restrictive covenants), the Lal Separation and Consulting Agreement provides that Mr. Lal will receive a pro-rata portion of his annual bonus, if any, earned based on actual performance by Mr. Lal for fiscal year 2026. Under the Lal Separation and Consulting Agreement, Mr. Lal will also receive pro-rata accelerated vesting of his unvested stock options granted under Section 5(i)(i) of his employment agreement with the Company.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the Lal Separation and Consulting Agreement, a copy of which will be filed with the Company’s next Quarterly Report on Form 10-Q.

Appointment of Interim Chief Financial Officer

The Board announced that effective as of August 3, 2026, Cory Hatton, age 38, the Company’s Head of Entertainment Finance, Investor Relations & Treasurer, will serve as interim Chief Financial Officer while the Company conducts a search for its next Chief Financial Officer.

Mr. Hatton joined Dave & Buster’s as Vice President, Investor Relations & Treasurer in October of 2022 and was promoted to the role of Head of Entertainment Finance, Investor Relations & Treasurer in March of 2025. Prior to Dave & Buster’s, his career background includes finance and operational roles of increasing responsibility at Standard Chartered Bank, Mellon Capital Management, Pinnacle Entertainment, Scientific Games, and Maverick Gaming. Mr. Hatton received a Bachelor of Arts in Economics from the University of Wisconsin, Madison and is a CFA charter holder.

There are no transactions between the Company and Mr. Hatton that would require disclosure under Item 404(a) of Regulation S-K. There are no family relationships between Mr. Hatton and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer of the Company within the meaning of Item 401(d) of Regulation S-K. Further, there is no arrangement or understanding between Mr. Hatton and any other persons pursuant to which Mr. Hatton was selected as an officer.

Amendment to Employment Agreement with Mr. Hatton

In connection with his appointment, Mr. Hatton’s employment agreement was amended by letter to include a one-time equity grant with a total value of $1,000,000 within the first 30 days of his appointment (the date the grants are awarded hereafter referred to as the “Hatton Grant Date”) in the form of two of Dave & Buster’s equity awards:

(i)    a stock option grant with respect to shares valued at $500,000 (the precise number of options to be granted will be calculated by dividing $500,000 by the Grant Price on the Hatton Grant Date, with an exercise price equal to the August 3, 2026 closing price (Grant Price), which stock options will become earned in full on the first date occurring when the 60-day trailing VWAP the stock is equal to or greater than the Grant Price multiplied by 2 (stock options that become earned, the "2X Earned Options" and the date on which the stock options become earned the "2X Price Achievement Date"). This achievement must occur within three years of the Hatton Grant Date. Thereafter, 50% of the 2X Earned Options will vest on the earlier of either the first anniversary of the Achievement Date or when a permanent CFO is hired and the other 50% will vest ratably over the two years;

(ii)    a time-based restricted stock unit grant with respect to shares valued at $500,000 (based on the Grant Price), vesting in two equal installments 50% will vest on the earlier of either the first anniversary of the Hatton Grant Date or when a permanent CFO is hired the other 50% will vest on the second anniversary of the Hatton Grant Date.

In each case, the grants are subject to Mr. Hatton’s continued employment through the applicable vesting date and to the terms and conditions set forth in the applicable equity plan and award agreement.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the amendment, a copy of which will be filed with the Company’s next Quarterly Report on Form 10-Q.

Appointment of Lead Independent Director; Appointment of Chair

Effective as of August 4, 2026, Kevin M. Sheehan, who previously served as Chair of the Board and as a member of the Finance Committee, was appointed to the role of Lead Independent Director, a role which was previously unfilled, and James P. Chambers, who previously served as Vice Chair of the Board and Chair of the Compensation Committee and the Finance Committee, was appointed as Chair of the Board.

Section 9 – Financial Statements and Exhibits

Item 9.01.    Financial Statements and Exhibits

(d)    Exhibits.

99.1    Press release announcing the appointment of Darin Harper as Chief Executive Officer, Issued by Dave and Buster’s Entertainment, Inc on August 4, 2026.

104     Cover Page Interactive Data File (the Cover Page Interactive Data File is embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAVE & BUSTER’S ENTERTAINMENT, INC.

Date: August 4, 2026	By:	/s/ Rachel Morgan
Rachel Morgan
Chief Legal Officer and Corporate Secretary